Exhibit 99.3

Questions and Answers regarding new agreements between Pacer International,

Inc. d/b/a Pacer Stacktrain and Union Pacific Railroad Company

Arrangements - General

1.	What else can you share about the arrangements with Union Pacific Railroad Company (“UP”)?

As noted in our remarks, the terms of the arrangements with UP are confidential. While we will discuss some broad aspects of the arrangements, we will be unable to answer some questions given the confidentiality of these arrangements.

2.	What is the term of the arrangement?

The new Pacer-UP arrangement has a multi-year term and fairly standard provisions for annual renewals thereafter, including minimum volume requirements and termination by either party with specified notice. We have had a close relationship with UP for over 20 years, and we expect our relationship to continue well into the future.

3.	What are the benefits associated with these new arrangements?

The new arrangements provide the following:

•	multi-year linehaul service extension;

•	competitive rate structures;

•	expanded access to UP’s EMP container fleet;

•	access to the entire UP intermodal network;

•	more flexible equipment arrangements;

•	resolution of all contract disputes affecting domestic big box shipments;

•	cash payment; and

•	continued close working relationship with UP.

4.	Why did Pacer receive a $30 million payment?

The cash payment being made by UP is just one component of the multiple new arrangements we have negotiated with UP and should not be viewed in isolation or as consideration for any individual aspect of these arrangements. However, under United States generally accepted accounting principles, we are treating the payment as being made for the disposition of a component of a business. We expect that the cash payment will be accounted for as “other income” in our fourth quarter 2009 statements of operations.

Financial Statements

Historical Data

1.	How much revenue is associated with the wholesale business that may transition away from Pacer?

For the first nine months of 2009, we recognized approximately $190 million in revenues from intermodal marketing company (“IMC”) customers in the wholesale east/west big-box business that may transition away from Pacer.

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Projections

1.	What is the future impact on revenue, income, gross margin, EBITDA and earnings per share (“EPS”) of Pacer’s new arrangements with UP?

We have not provided guidance this year, and consistent with current practice, we are not providing financial guidance on the impact of the new UP arrangements. These are a multi-faceted set of arrangements, where isolating and predicting the impact of the new terms is challenging. Furthermore, our future results depend in part on the decisions of third parties and other events beyond our control. It will also take time to transition some aspects of the arrangements so it is difficult to estimate the impact during the remainder of 2009 or early 2010. As indicated in our remarks, we will be filing pro forma financial statements within the next few days. You should review those documents when filed.

2.	What is the revenue impact of the new arrangements - for the rest of the year and/or on an annualized basis?

We anticipate that the transition of the IMC east/west ramp-to-ramp big-box traffic away from Pacer will be reflected in our revenue results by the end of the first quarter of 2010. Until then, we are monitoring results and other components affecting those results - the economy, growth or declines in other areas of our business, etc. Revenues from IMC customers in our east/west ramp-to-ramp big-box business who may transition away from Pacer totaled approximately $190 million for the first nine months of 2009.

3.	Will Pacer make full-year 2009 or 2010 revenue or EPS projections?

We have not provided guidance for 2009 and, as noted in our remarks, are not providing guidance concerning 2009 revenue or EPS at this time. Whether we provide any guidance for 2010 will be determined at a later time. This is a multi-faceted set of arrangements with UP, and predicting the impact of the new terms is challenging. Furthermore, our future results depend in part on the decisions of third parties and other events beyond our control. It will also take time to transition some aspects of the arrangements. So it would not be prudent for us to provide any guidance at this time.

4.	What is the margin impact on the remaining business, and what does this mean for the business that is not transitioning as a result of the arrangements?

We are not providing guidance concerning the margin impact on our remaining business. This is a multi-faceted set of arrangements with UP, and it is difficult to predict the impact of the new terms, particularly in the current freight environment. Furthermore, our future results depend in part on the decisions of third parties and other events beyond our control. It will also take time to transition some aspects of the arrangements. So it would not be prudent for us to provide any guidance at this time.

5.	How will the new arrangements affect selling, general and administrative (“SG&A”) and other costs?

As a result of the new arrangements, Pacer will be making additional cost reductions in areas impacted by the expected loss of revenue. Those costs cuts will come at the appropriate time as the business transitions away from Pacer, and as indicated in our remarks, we expect to be able to reduce our SG&A costs on an annualized basis by approximately an additional $12 million. In addition, Pacer continues to fulfill its strategic plan to right-size our organization and bring our SG&A costs in line with benchmark competition. We expect to have implemented our SG&A initiatives by mid-2010.

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Other Financial Questions

Credit Facility

1.	Do these new UP arrangements affect Pacer’s ability to comply with the financial covenants under its new asset-based credit facility?

We do not expect that these new arrangements will impact Pacer’s ability to comply with the financial covenants of the credit facility.

2.	Aside from reducing outstanding debt under the credit facility, will there be any additional credit facility implications?

Other than reducing the outstanding debt, we do not expect any other implications to our credit facility.

Operations-Related Finance

1.	Is there an estimated cost impact and timeframe for any reductions in workforce or facilities closures related to the new UP arrangements?

We expect to reduce our annualized SG&A cost by $12 million in response to the new UP arrangements. The majority of these reductions will occur by year end.

2.	How do the new equipment fleet arrangements with UP affect Pacer’s ongoing operations?

The new fleet arrangements include mechanisms that allow us to adjust our fleet size with more flexibility and to size the fleet more appropriately to our levels of business. We also gain access to UP’s EMP fleet. We believe that all in all the equipment fleet sharing structure will be advantageous for Pacer.

Operations

Affect on Business

1.	Will Pacer still be selling to the IMC channel? If so, which services will still be provided?

Yes. Pacer will continue to maintain and grow relationships with IMCs to serve the third-party community with Pacer’s domestic small box, stand alone Cartage, Mexico big box and Eastern Core services as well as select big-box markets. The IMCs have been customers of Pacer for over 20 years, and we value their business and their contribution to serving the customers in this industry.

2.	Describe which product line(s) are affected by underlying rate changes between UP and Pacer?

Pacer has agreed to gradually move the underlying rail rates that it pays UP for its domestic big-box intermodal business to market levels over a two-year period. The new arrangements will not affect our automotive line of business in the north/south Mexico lanes, the international ocean carrier line of business in small boxes (20, 40 and 45-foot marine containers) or our ARC services (avoided repositioning cost - i.e., loading marine containers with domestic freight to reduce the cost of repositioning the containers back to port locations), all of which will still operate under the terms of our legacy contract.

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Continuing Operations

1.	How are Pacer’s existing products and services impacted by these new arrangements?

a.	We continue to offer high quality door-to-door intermodal services to direct shipping customers at competitive rates. Our existing direct-shipper customers should see no difference and will ultimately benefit from the long-term stability created by these new arrangements with UP.

b.	Our automotive products in the north/south Mexico lanes continue to operate without interruption under the terms of our legacy contract with UP. We continue in discussions with UP regarding these products following the expiration of the legacy contract in October 2011.

c.	We continue to offer steamship line customers our third-party international, international drayage and domestic box repositioning products, and the new UP arrangements include terms and conditions for Pacer’s continued exclusive position on the UP network regarding offering products and services that meet ocean carrier customers’ needs in conjunction with and in addition to the UP rail transportation product.

d.	We will continue to offer our full array of Mexico and domestic repositioning (small box) products to all of our existing customers.

e.	We will continue to pursue domestic IMC intermodal business where it makes sense for our network and where it is beneficial to the IMC and to the underlying shipper for us to be involved with those services. We expect that a substantial portion of this business will transition away from Pacer as we adjust our commercial terms with our IMC customers to be reflective of our new UP arrangements.

f.	Our cartage, warehousing, highway, and ocean carrier and freight forwarding businesses are not impacted by this announcement, and we continue to grow and develop our products and services in those areas.

2.	What existing UP-based products offered by Pacer are not covered in the new arrangements?

Our automotive service products in the north/south Mexico lanes continue without interruption under the terms of the legacy contract with UP. We continue in discussions with UP surrounding these products following the expiration of the legacy contract in October 2011.

3.	Will the new arrangements affect Pacer’s relationships with the CSX, BNSF, etc.? If, so how?

We have strong relationships with our rail suppliers, and we believe that other rail carriers will see the resolution and extension of our contractual relationships with UP, our major Western rail supplier, as a positive for the industry and for Pacer. As a result of our new arrangements, we will be reducing our business on the BNSF, and the remaining relationships with the other railroads are essentially unchanged.

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4.	Will Pacer still service IMCs and intermodal ramp-to-ramp movements through CSX, BNSF and other railroads?

We will continue to offer Eastern Core (i.e., CSX only), Mexico and small box products to the IMCs. We expect our east/west big box traffic from IMCs to transition away from Pacer regardless of rail network. Our volumes on the BNSF have been declining and will continue to decline as we focus our operations on the UP network and eliminate the excess costs created by operating on two separate networks.

5.	How does this impact Pacer’s relationship with Neptune Orient Lines and American President Lines (“NOL/APL”)?

This new arrangement does not change our existing relationship/contractual arrangement with NOL/APL.

6.	How does the arrangement affect Pacer’s fuel surcharge provisions with UP?

As we have discussed before, we will not discuss specific details of the new arrangements, but we can report that our fuel payments will be tied more closely to UP’s actual fuel surcharge, which we expect will eliminate much of the timing impact we have experienced under our legacy contract.

Product Pricing and Strategy

1.	How have rates been affected compared to the legacy contract?

The new arrangement provides a gradual increase to new linehaul rates over the next two years.

2.	Does Pacer anticipate raising the rates it charges its customers?

Pacer has always provided and will continue to provide its direct shipping customers with market-competitive rates. As a result of the new UP arrangements, we will be providing new terms and rate structures to our IMC customers.

3.	How much will Pacer’s cost go up and what is Pacer’s pricing strategy to address the increased cost level?

We have agreed to gradually adjust the rail rates we pay to UP for big box domestic containers. We do not intend to change our retail pricing policy. We pride ourselves on pricing to reflect market conditions, and we will continue to do so. As a result of the new UP arrangements, we will be providing new terms and rate structures to our IMC customers.

4.	Is Pacer making money in its retail intermodal line of business?

The short answer is yes, but we do not separately report the profitability of each one of our intermodal service offerings.

5.	Where is Pacer with respect to its overall cost improvement initiatives?

We are reducing our SG&A cost by 20-25% in line with our objectives previously stated. We are taking actions that should impact 70% of this target by year end with the remainder completed by mid year 2010. In addition, in response to the new UP arrangements, we are undertaking additional cost reductions intended to reduce SG&A by an additional $12 million on an annualized basis.

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6.	What can we expect to see in the marketplace in the next 3-6 months?

We hope to see more growth and a solid economy - but regardless even in this declining market, we have seen growth from our direct-to-customer product offering and we expect that to continue. We cannot predict where the demand and capacity and the overall freight market will be in 2010, but we believe shippers will continue to evaluate providers based on the overall value that they provide. We are confident that Pacer will continue to be the choice of shippers across North America who want high-quality intermodal service at competitive prices delivered by the best people in the industry.

7.	Are lanes being impacted?

We are expanding our service lane offerings with the new UP arrangements, and we now have access to all of UP’s intermodal network and products at competitive rates.

8.	What are Pacer’s plans with respect to continuing auto and international lines of business when the legacy UP agreement ends?

The new arrangements include terms and conditions for Pacer’s continued exclusive position on the UP network regarding Pacer’s offering of products and services to meet international ocean carrier customers’ needs in conjunction with and in addition to the UP rail transportation product. We are continuing to work with UP on our north/south automotive arrangements beyond the term of the legacy contract.

9.	Will Pacer be exiting or downsizing any other businesses as a result of the new arrangements? If so, which and what is the impact and timing?

No.

Equipment

1.	How much equipment will UP be taking over in connection with new arrangements?

As part of the new arrangements, we have entered into a fleet sharing operation that allows UP customer access to Pacer’s equipment fleet and grants Pacer expanded access to UP’s EMP equipment fleet. The shared fleet allows both companies to adjust usage up or down given market conditions. We are confident that under the new arrangements we will have sufficient equipment to cover our needs.

2.	How does the “shared fleet” concept work and how many boxes will Pacer have under its control?

The entire Pacer fleet remains under Pacer’s control, however, Pacer and UP have worked out an equipment sharing arrangement that allows UP customers to have access to Pacer’s fleet. This arrangement should improve equipment utilization, reduce Pacer’s overall equipment costs and allow UP to transition business effectively without requiring the IMCs to switch from one equipment fleet to another.

3.	Will the new arrangement positively or negatively affect Pacer’s ability to move freight on time?

The new arrangement is not expected to have any impact on our service delivery, but we do expect that the new equipment arrangement will positively impact capacity availability for our customers.

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Capital Expenditures

1.	What impact, if any, will the new arrangement have on Pacer’s capital expenditure (CapEx) requirements?

None. Our capital expenditures requirements are typically related to IT systems, which we are continuing to develop as necessary to support our business.

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